Exhibit 99.1
Warwick Valley Telephone, Strategic Plan Implementation Continues
(Warwick, NY, June 30, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) President and CEO, Herbert Gareiss, Jr. announces that on June 29, 2006 the Company reached an agreement with Local Union No. 503 of the International Brotherhood of Electrical Workers AFL-CIO (the “Union”) that allows the Company to offer both its Plant and Clerical employees a Voluntary Termination Incentive Plan (the “VTIP”). The VTIP is part of the corporate restructuring and force reduction plan that was announced earlier this month.
Under the VTIP, eligible employees can receive an incentive payment for years of completed service and continued medical coverage for certain periods of time based upon years of service. The Company cannot now predict how many employees will take advantage of the program and, therefore, cannot estimate its one time costs and future savings.
Corporate restructuring is a key component of the Company’s strategic plan, which also includes revenue generation, other types of cost and expense containment, improving internal systems and assessing strategic options.
The Company’s goal is to become more flexible and efficient without changing the high quality of choice, service and reliability it provides to its customers, thus positioning it to acquire new customers and retain its loyal customers in a highly competitive market.

Contact:	Warwick Valley Telephone Company Herbert Gareiss, Jr. (845) 986-8080